UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 26, 2018

HOMESTREET, INC.
(Exact name of registrant as specified in its charter)

Washington	001-35424	91-0186600
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
601 Union Street, Ste. 2000, Seattle, WA 98101
(Address of principal executive offices) (Zip Code)
(206) 623-3050
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

[ ]	Emerging growth Company

[ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 12(a) of the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Amendment of Executive Employment Agreement with William D. Endresen
On February 26, 2018, HomeStreet, Inc. ("HomeStreet" or the "Company") and its wholly owned subsidiary HomeStreet Bank amended and restated its Executive Employment Agreement dated January 25, 2018 (the "Amended and Restated Endresen Executive Employment Agreement") between the Company and William D. Endresen, its Executive Vice President, Commercial Real Estate Lending Director and Commercial Capital President, who is a named executive officer of the Company. The Executive Employment Agreement was amended and restated to increase the amount of cash severance benefits that Mr. Endresen would be entitled to receive if his employment is terminated by HomeStreet (or its successor) without Cause (as defined in the agreement) or by Mr. Endresen for Good Reason (as defined in the agreement) from one-and-one-half times Mr. Endresen's then-current salary plus an amount equal to the greater of his then-current target performance incentive bonus or the performance incentive bonus he received in the previous year to one-and-one-half times Mr. Endresen's then-current salary plus an amount equal to one-and-one-half times the greater of his then-current target performance incentive bonus or the performance incentive bonus he received in the previous year. Such severance benefits continue to be conditioned on Mr. Endresen executing a comprehensive release and complying with certain restrictive covenants and all other provisions of the Amended and Restated Endresen Executive Employment Agreement remain unchanged from the prior agreement.

The foregoing description is qualified by reference to the 2018 Amended and Restated Endresen Employment Agreement, a copy of which will be filed by HomeStreet as an exhibit to the Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2018

HomeStreet, Inc.
By: /s/ Godfrey B. Evans
Godfrey B. Evans
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary